Term sheet No. 1028B/A† To product supplement B dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 23, 2010; Rule 433
Deutsche Bank AG, London Branch
$ Buffered Contingent Fixed Payment Securities Linked to the S&P 500® Total Return Index due December 4*, 2015
General
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The securities are designed for investors who seek a return linked to the performance of the S&P 500® Total Return Index (the “Index”). If the Final Level is equal to or greater than the Initial Level, investors will be entitled to receive at maturity the Face Amount of the securities plus a fixed payment of between $427.00 and $465.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. The securities do not pay coupons or dividends and investors should be willing to lose up to 90.00% of their investment if the Index declines by more than 10.00%. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due December 4*, 2015.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about December 1*, 2010 (the “Trade Date”) and are expected to settle on or about December 6*, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index:	S&P 500® Total Return Index (Ticker: SPTR)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Level is equal to or greater than the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the Face Amount multiplied by the Fixed Payment Percentage.

The maximum Payment at Maturity will equal between $1,427.00 and $1,465.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities regardless of whether the Final Level has increased from the Initial Level by more than the Fixed Payment Percentage.

Your investment is protected against a decline of up to 10.00% from the Initial Level to the Final Level.  If the Final Level is less than the Initial Level by not more than the Buffer Level of 10.00%, you will be entitled to receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.

If the Final Level is less than the Initial Level by more than the Buffer Level of 10.00%, you will lose 1.00% of the Face Amount of your securities for every 1.00% that the Final Level is less than the Initial Level by more than 10.00%, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 x (Index Return + 10.00%)]

You may lose up to 90.00% of your investment at maturity if the Final Level is less than the Initial Level by more than 10.00%.
Any Payment at Maturity is subject to the credit of the Issuer.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Buffer Level:	10.00%
Fixed Payment Percentage:	42.70% - 46.50% or $1,427.00 - $1,465.00 per $1,000 Face Amount of securities (to be determined on the Trade Date)
Initial Level:	The Index closing level on the Trade Date
Final Level:	The Index closing level on the Final Valuation Date
Trade Date:	December 1*, 2010
Final Valuation Date:	December 1*, 2015, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	December 4*, 2015, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 BZ 3
ISIN:	US2515A1BZ31
† This amended and restated term sheet supersedes term sheet No. 1028B in its entirety.  We refer to this amended and restated term sheet as “term sheet.”
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The securities will be sold with underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

November 23, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes an Initial Level of 2,010.00, a Buffer Level of 10.00% and a Fixed Payment Percentage of 44.60%. The actual Initial Level and Fixed Payment Percentage will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Index Return	Hypothetical Return	Payment at Maturity
4,020.00	100.00%	44.60%	$1,446.00
3,819.00	90.00%	44.60%	$1,446.00
3,618.00	80.00%	44.60%	$1,446.00
3,417.00	70.00%	44.60%	$1,446.00
3,216.00	60.00%	44.60%	$1,446.00
3,015.00	50.00%	44.60%	$1,446.00
2,814.00	40.00%	44.60%	$1,446.00
2,613.00	30.00%	44.60%	$1,446.00
2,412.00	20.00%	44.60%	$1,446.00
2,211.00	10.00%	44.60%	$1,446.00
2,110.50	5.00%	44.60%	$1,446.00
2,010.00	0.00%	44.60%	$1,446.00
1,909.50	-5.00%	0.00%	$1,000.00
1,809.00	-10.00%	0.00%	$1,000.00
1,608.00	-20.00%	-10.00%	$900.00
1,407.00	-30.00%	-20.00%	$800.00
1,206.00	-40.00%	-30.00%	$700.00
1,005.00	-50.00%	-40.00%	$600.00
804.00	-60.00%	-50.00%	$500.00
603.00	-70.00%	-60.00%	$400.00
402.00	-80.00%	-70.00%	$300.00
201.00	-90.00%	-80.00%	$200.00
0.00	-100.00%	-90.00%	$100.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 2,010.00 to a Final Level of 2,110.50. Because the Index Return is 5.00%, the investor will receive $1,446.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $446.00 = $1,446.00

Example 2: The level of the Index increases from the Initial Level of 2,010.00 to a Final Level of 3,015.00. Because the Index Return is 50.00%, the investor will receive $1,446.00 per $1,000 Face Amount of securities, even though the Final Level has increased beyond the Fixed Payment Percentage, calculated as follows:

$1,000.00 + $446.00 = $1,446.00

Example 3: The Final Level is equal to the Initial Level of 2,010.00. Because the Index Return is 0.00%, the investor will receive $1,446.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $446.00 = $1,446.00

Example 4: The level of the Index decreases from the Initial Level of 2,010.00 to a Final Level of 1,909.50. Because the Final Level of 1,909.50 is 5.00% less than the Initial Level of 2,010.00, but not more than the Buffer Level of 10.00%, the investor will receive a Payment at Maturity of $1,000 per $1,000 Face Amount of securities.

Example 5: The level of the Index decreases from the Initial Level of 2,010.00 to a Final Level of 1,206.00. Because the Final Level of 1,206.00 is 40.00% less than the Initial Level of 2,010.00, more than the Buffer Level of 10.00%, the Index Return is negative and the investor will receive a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (-40.00% + 10.00%)] = $700.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — If the Final Level is equal to or greater than the Initial Level, your appreciation potential will be limited to the Fixed Payment Percentage of between 42.70% and 46.50%, resulting in a maximum Payment at Maturity of between $1,427.00 and $1,465.00 per $1,000 Face Amount of securities. The actual Fixed Payment Percentage will be determined on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The Payment at Maturity of the Face Amount of the securities is protected against a negative Index Return of up to the Buffer Level of 10.00%. If the Final Level is less than the Initial Level by more than 10.00%, you will lose an amount equal to 1.00% of the Face Amount of your securities for every 1.00% that the Final Level is less than the Initial Level by more than the Buffer Level of 10.00%. For example, an Index Return of -20.00% will result in a 10.00% loss on your initial investment. In these circumstances, you could lose up to 90.00% of your investment.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® TOTAL RETURN INDEX — The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex−date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

This is just a summary of the S&P 500® Total Return Index. For more information on the S&P 500® Total Return Index, including information concerning its composition, calculation methodology and adjustment policy, please see “The S&P 500® Total Return Index in this term sheet.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the components underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment beyond the Buffer Level.  The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be exposed to a 1.00% loss for each 1.00% that the Final Level is less than the Initial Level in excess of the 10.00% Buffer Level. Accordingly, you may lose up to 90.00% of your initial investment if the Final Level is less than the Initial Level by more than 10.00%.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE — If the Final Level is equal to or greater than the Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Fixed Payment Percentage of between 42.70% and 46.50% (to be determined on the Trade Date), regardless of the appreciation in the Index, which may be significant. Accordingly, the maximum Payment at Maturity will be between $1,427.00 and $1,465.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities. You will receive a return reflecting the Fixed Payment Percentage only if the Final Level is equal to or greater than the Initial Level. If the Final Level is less than the Initial Level, your Payment at Maturity will not be greater than $1,000 per $1,000 Face Amount of securities, and you could lose up to 90.00% of your initial investment.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Index closing level, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index;

•	You are willing to invest in the securities based on the Buffer Level and Fixed Payment Percentage range;

•	You are willing to lose up to 90.00% of your initial investment if the Final Level is less than the Initial Level by an amount greater than the 10.00% Buffer Level;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Index;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

The S&P 500® Total Return Index

We have obtained all information regarding the S&P 500® Total Return Index contained herein, including its make up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”).  S&P, which owns the copyright and all other rights to the S&P 500® Total Return Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Total Return Index. You should make your own investigation into the S&P 500® Total Return Index.

General

The S&P 500® Total Return Index is published by S&P. The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the securities.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF“) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in S&P Indices and do not require index divisor adjustments.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from November 18, 2005 through November 19, 2010.  The closing level of the S&P 500® Total Return Index on November 19, 2010 was 2,012.59.  We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 Face Amount of securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities and may additionally pay fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker dealers.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.